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                                  EXHIBIT 8
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                                                                       EXHIBIT 8


January 23, 1996




Paxson Communications Corporation
601 Clearwater Park Road
West Palm Beach, FL  33401

         Re:     Registration Statement On Form S-4
                 Registration No. 33 63765

Gentlemen:

         We have acted as counsel for Paxson Communications Corporation (the "Corporation"), a Delaware corporation, in connection with the preparation of the above-referenced registration statement, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), to register the exchange of an aggregate principal amount of $230,000,000 of its 11 5/8% Senior Subordinated Notes Due 2002 (the "New Notes") for an equal principal amount of its outstanding 11 5/8% Senior Subordinated Notes Due 2002 (the "Old Notes" and the New Notes, collectively, the "Notes.") In this connection, you have requested our opinion as to the material income tax consequences to Holders of the Notes, as defined in the Prospectus included in the Registration Statement (the "Prospectus").

         Based on the facts and circumstances set forth in the Registration Statement, it is our opinion that the material federal income tax consequences to Holders of the Notes are accurately reflected in all material respects in the discussion set forth under the caption "Certain Federal Income Tax Considerations."

         This opinion is based solely on current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations (current and proposed), judicial authority and administrative rulings, all of which are subject to change either prospectively or retroactively. We express no opinion as to any aspects of state, local or foreign tax laws that may be relevant to Holders, or as to tax consequences which may result under bankruptcy, fraudulent conveyance and similar laws affecting enforcement of creditors' rights at some future time. Furthermore, any variation or differences in the facts and circumstances as incorporated herein might affect our conclusion, perhaps in an adverse manner.
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Paxson Communications Corporation

January 23, 1996

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         We opine only as to the matters specifically addressed in the section entitled "Certain Federal Income Tax Consequences." No opinions should be inferred as to any other matters or as to the tax treatment of transactions that we do not specifically address, or any other future transactions or events subsequent to consummation of the exchange offer.

         This opinion represents our firm's interpretation of existing law and, as such, is not binding upon the Internal Revenue Service (the "Service") or the courts. We can give no assurance that the Service will not challenge our conclusions and prevail in the courts in such a manner as to cause adverse tax consequences to the Holders.

         This opinion is not intended as a substitute for careful tax planning on an individual basis. Holders are urged to consult their tax advisor with specific reference to the effect of their own particular facts and circumstances on the matters discussed herein.


         We hereby consent to the use of the opinion as Exhibit 8 to the Registration Statement and to all references to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission thereunder.


                                                         Very truly yours,




                                                     /s/ Holland & Knight
                                                         HOLLAND & KNIGHT